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                                                                     Exhibit 5.1
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                      [Letterhead of Dorsey & Whitney LLP]


Apertus Technologies Incorporated
7275 Flying Cloud Drive
Eden Prairie, Minnesota 55344

               Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

          We have acted as counsel to Apertus Technologies Incorporated, a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 relating to the sale by the Company from time to time of up to 503,655 shares of Common Stock, $.05 par value, of the Company (the "Shares"), initially issuable upon the exercise of stock options granted pursuant to the Carleton Corporation 1994 Stock Option Plan (the "Plan").

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

          Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan under which such Shares are issued, will be validly issued, fully paid and nonassessable.

          Our opinion expressed above is limited to the laws of the State of Minnesota.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Dated:  October 31, 1997

                                              Very truly yours,


                                              /s/  DORSEY & WHITNEY LLP

WBP